Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Equity Incentive Plan and 2017 Employee Stock Purchase Plan of Denali Therapeutics Inc. of our reports dated February 27, 2025, with respect to the consolidated financial statements of Denali Therapeutics Inc., and the effectiveness of internal control over financial reporting of Denali Therapeutics Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

San Mateo, California
February 27, 2025